Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-95487

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED JANUARY 27, 2000)

HEALTH CARE PROPERTY INVESTORS, INC.

593,247 SHARES OF COMMON STOCK

This Prospectus Supplement No. 2 supplements and amends the Prospectus dated January 27, 2000 relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holders listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

	Non-Managing Member Units Owned Prior to the Exchange(1)	Non-Managing Member Units Exchangeable for Common Stock Offered Hereby	Common Stock Owned Following the Exchange(1)(2)
Name			Shares	Percent
H. Lewis Swain, as Trustee for the H. Lewis Swain Family Trust	48,377	35,597	63,047	*
Lynn L. Summerhays	30,292	21,429	44,962	*
The Corporation of the President of The Church of Jesus Christ of Latter-day Saints	16,187	15,066	16,187	*

*	Represents less than 1% of the total outstanding shares of our common stock.
(1)	Based on information available to us as of September 17, 2002.
(2)	Assumes the selling holders exchange all of their non-managing member units in HCPI/Utah, LLC and HCPI/Utah II, LLC issued on or prior to August 17, 2001 originally for shares of common stock.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 19, 2002.